Exhibit 99.1

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To The Members PEG Bandwidth, LLC:

We have audited the accompanying consolidated financial statements of PEG Bandwidth, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in redeemable equity and members’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PEG Bandwidth, LLC and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 2, 2016

PEG BANDWIDTH, LLC AND SUBSIDIARIES.

Consolidated Balance Sheets

December 31, 2015 and 2014

(Dollar amounts in thousands)

	2015	2014
Assets
Current assets:
Cash	$4,754	$4,592
Accounts receivable, net	5,205	4,636
Prepaid expenses	2,853	3,036
Other current assets	69	37
Total current assets	12,881	12,301
Property and equipment, at cost	368,448	326,336
Accumulated depreciation	(69,787)	(39,567)
Property and equipment, net	298,661	286,769
Intangible assets, net	1,714	2,031
Prepaid expenses and other long-term assets	2,304	3,729
Deferred financing costs of Parent, net	3,011	4,083
Total Assets	$318,571	$308,913
Liabilities, Redeemable Equity and Members' Deficit
Current liabilities:
Accounts payable	$3,307	$8,697
Accounts payable, related parties	-	63
Accrued compensation and benefits	2,509	1,941
Accrued interest, loan payable to Parent	939	863
Accrued taxes	1,287	813
Other accrued liabilities	1,472	709
Current portion of capital lease obligations	1,720	2,952
Current portion of deferred revenue	4,980	4,645
Total current liabilities	16,214	20,683

Capital lease obligations	39,176	36,659
Loan payable to Parent (note 6)	204,249	137,900
Deferred revenue	10,847	12,079
Other long-term liabilities	4,047	3,027
Total liabilities	274,533	210,348

Commitments and contingencies (note 13)

Redeemable equity:
Redeemable preferred units, 391,000,000 units authorized, 376,882,763 units issued and outstanding at December 31, 2015 and 2014	158,273	179,765

Members' deficit:
Class B common units, 80,000,000 units authorized, 40,717,007 units issued and outstanding at December 31, 2015 and 2014	-	-
Class C common units, 800,000,000 units authorized, 372,574,965 units issued and outstanding at December 31, 2015 and 2014	-	-
Contributed capital	1,754	960
Accumulated deficit	(115,989)	(82,160)
Total members' deficit	(114,235)	(81,200)
Total liabilities, redeemable equity and members' deficit	$318,571	$308,913

See accompanying notes to consolidated financial statements.

PEG BANDWIDTH, LLC AND SUBSIDIARIES.

Consolidated Statements of Operations

December 31, 2015, 2014 and 2013

(Dollar amounts in thousands)

	2015	2014	2013
Service revenues	$76,143	$57,339	$32,895

Operating expenses:
Cost of services (excluding depreciation, amortization and accretion)	31,128	29,509	15,534
Selling, general, and administrative	14,415	13,908	11,512
Depreciation, amortization and accretion	30,888	22,961	11,306
Asset impairment charges and losses on disposals	733	386	-
Lease exit loss (gain), net	(114)	627	-
Total operating expenses	77,050	67,391	38,352
Operating loss	(907)	(10,052)	(5,457)

Interest expense, loan from Parent	(17,428)	(13,014)	(7,978)
Amortization of deferred financing costs and debt discount	(1,520)	(2,017)	(2,100)
Interest expense, other	(3,554)	(2,546)	(701)
Interest income	88	-	-
Loss on debt extinguishment	-	(1,996)	-
Net loss	(23,321)	(29,625)	(16,236)

Accretion of preferred units to redemption value	(10,508)	(11,058)	(6,923)
Net loss applicable to common unitholders	$(33,829)	$(40,683)	$(23,159)

See accompanying notes to consolidated financial statements.

PEG BANDWIDTH, LLC AND SUBSIDIARIES.

Consolidated Statements of Changes in Redeemable Equity and Member’s Deficit

December 31, 2015, 2014 and 2013

(Dollar amounts in thousands)

	Redeemable preferred units		Class B common units		Class C common units		Contributed	Accumulated	Total members'
	Units	Amount	Units	Amount	Units	Amount	capital	deficit	deficit
Balance at January 1, 2013	298,288	$98,344	40,717	$-	311,492	$-	$-	$(18,318)	$(18,318)
Units issued	53,955	40,020	-	-	61,083	-	-	-	-
Reclassification of share-based compensation liability to equity upon award modifications	-	-	-	-	-	-	239	-	239
Share-based compensation expense	-	-	-	-	-	-	206	-	206
Net loss	-	-	-	-	-	-	-	(16,236)	(16,236)
Accretion of preferred units to redemption value	-	6,923	-	-	-	-	-	(6,923)	(6,923)
Balance at December 31, 2013	352,243	145,287	40,717	-	372,575	-	445	(41,477)	(41,032)
Units issued	24,640	23,420	-	-	-	-	-	-	-
Share-based compensation expense	-	-	-	-	-	-	515	-	515
Net loss	-	-	-	-	-	-	-	(29,625)	(29,625)
Accretion of preferred units to redemption value	-	11,058	-	-	-	-	-	(11,058)	(11,058)
Balance at December 31, 2014	376,883	179,765	40,717	-	372,575	-	960	(82,160)	(81,200)
Units issued	-	-	-	-	-	-	-	-	-
Share-based compensation expense	-	-	-	-	-	-	794	-	794
Distribution of cumulative return	-	(32,000)	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	(23,321)	(23,321)
Accretion of preferred units to redemption value	-	10,508	-	-	-	-	-	(10,508)	(10,508)
Balance at December 31, 2015	376,883	$158,273	40,717	$-	372,575	$-	$1,754	$(115,989)	$(114,235)

See accompanying notes to consolidated financial statements.

PEG BANDWIDTH, LLC AND SUBSIDIARIES.

Consolidated Statements of Cash Flows

December 31, 2015, 2014 and 2013

(Dollar amounts in thousands)

	2015	2014	2013
Cash flows from operating activities:
Net loss	$(23,321)	$(29,625)	$(16,236)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	30,888	22,961	11,306
Amortization of deferred financing costs and debt discount	1,520	2,017	2,100
Share-based compensation expense	794	515	289
Asset impairment charges and losses on disposals	733	386	-
Lease exit loss (gain), net	(114)	627	-
Provision for doubtful accounts	307	60	-
Loss on debt extinguishment	-	1,996	-
Changes in operating assets and liabilities (net of effects of business acquisition):
Accounts receivable, net	(876)	938	2,098
Prepaid expenses and other assets	1,566	(138)	(3,359)
Accounts payable	(1,250)	(392)	(2,011)
Accrued liabilities and other	2,484	1,537	1,804
Deferred revenue	(1,677)	459	2,860
Net cash provided by (used in) operating activities	11,054	1,341	(1,149)

Cash flows from investing activities:
Cash paid to acquire business, net of cash acquired	-	-	(20,294)
Purchases of property and equipment	(41,124)	(65,926)	(81,650)
Proceeds from disposals of assets	90	-	-
Purchases of intangible assets	(15)	(85)	(234)
Net cash used in investing activities	(41,049)	(66,011)	(102,178)

Cash flows from financing activities:
Borrowings under Parent Loan Agreement	65,901	54,961	73,243
Principal payments under capital lease obligations	(3,744)	(10,406)	(10,503)
Debt issuance costs	-	(2,697)	-
Contributed capital	-	23,420	40,020
Distribution of cumulative return	(32,000)	-	-
Net cash provided by financing activities	30,157	65,278	102,760
Net increase (decrease) in cash	162	608	(567)
Cash at beginning of year	4,592	3,984	4,551
Cash at end of year	$4,754	$4,592	$3,984

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$22,433	$15,974	$8,654

Supplemental disclosure of noncash investing and financing activities:
Property and equipment acquired but not yet paid	$-	$-	$4,837
Property and equipment acquired under capital leases	5,029	34,145	23,351

See accompanying notes to consolidated financial statements.

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014

(1) Organization and Operations

PEG Bandwidth, LLC (the Company), a limited liability company organized in the state of Delaware, is a provider of fiber infrastructure solutions that primarily serve the needs of wireless operators and broadband customers. All operations are conducted through the Company and its subsidiaries, all of which are wholly owned. The Company is controlled by PEG Bandwidth Holdings, LLC (Holdings or Parent), which is wholly owned by AP PEG Bandwidth Investments, LLC, a subsidiary of Associated Partners L.P. (Associated). As of December 31, 2015, Holding’s ownership interest in the Company was 90.1% and certain current and former Company employees held equity units totaling 9.9%.

The Company’s services primarily consist of providing backhaul services in several key markets by utilizing its expertise, network assets, and supplier partner relationships to design, construct and operate high-capacity fiber and microwave Ethernet networks. Backhaul is the transport of voice, video, and data traffic from a wireless carrier’s mobile base station, or cell site, to its mobile switching center or other exchange point where the traffic is then switched onto a wireline telecommunications network. Ethernet is the most widely used standard for connecting high-capacity mobile data networks. The Company’s backhaul services, which comprised a majority of the Company’s 2015 revenues, provide wireless carriers a long-term solution for their increasing demand for backhaul capacity while giving them increased availability and reliability. The Company’s nonbackhaul services are provided primarily through a subsidiary, Contact Network LLC d/b/a InLine (Contact Network or InLine), and primarily include broadband services to businesses, government entities, educational institutions, and other telecommunication carriers. InLine was acquired on July 31, 2013 and is further described in note 3.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements present the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated in consolidation. Unless otherwise indicated, references to 2015, 2014 and 2013 are to the Company’s years ended December 31, 2015, 2014 and 2013, respectively.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions, which may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company evaluates these estimates and judgments on an ongoing basis, and the estimates are based on experience, current and expected future conditions, third-party evaluations, and various other assumptions that the Company believes are reasonable under the circumstances. The results of estimates form the basis for making judgments about the carrying amounts of assets and liabilities, as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results may differ from these estimates under different assumptions or conditions.

(c) Revenue Recognition

The Company recognizes revenues when (1) persuasive evidence of an arrangement exists, (2) the services have been provided to the customer, (3) the sales price is fixed or determinable, and (4) the collection of the sales price is reasonably assured. Services provided to the Company’s customers are pursuant to contractual fee-based arrangements, which generally provide for recurring fees charged for the use of designated portions of the Company’s network and typically range for a period of three to ten years. The Company’s revenue arrangements often include upfront fees charged to the customer for the cost of establishing the necessary components of the Company’s network prior to the commencement of use by the customer. Fees charged to customers for the recurring use of the Company’s network are recognized during the related periods of service. Upfront fees that are billed in

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

advance of providing services are deferred until such time the customer accepts the Company’s network and then are recognized as service revenues ratably over a period in which substantive services required under the revenue arrangement are expected to be performed, which is the initial term of the arrangement.

Revenues associated with broadband construction services performed for customers under construction contracts are recognized on the percentage-of-completion basis. Historically, revenues recognized under construction contracts have not been material.

(d) Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of risk consist primarily of cash and accounts receivables. As of December 31, 2015, cash consisted primarily of checking accounts held at large publicly traded financial institutions that are considered highly creditworthy.

Three customers accounted for 79%, 74% and 83% of revenues in 2015, 2014 and 2013, respectively. Four customers accounted for 73% and 90% of the Company's accounts receivable as of December 31, 2015 and 2014, respectively. Although the Company has expanded its customer base during 2015, the Company considers the concentration of customers to be a business risk in the event that any customer decides to discontinue its relationship with the Company or in the event that a customer faces financial difficulties and would be unable to pay amounts due. Failure to maintain key customer relationships, through future contract renewals, could have a material adverse effect on the Company’s results of operations, financial condition, and cash flows.

(e) Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount, which does not bear interest. The Company evaluates the collectability of its accounts receivable considering a variety of factors. The Company typically does not require collateral. When the Company becomes aware of a specific customer’s inability to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related accounts receivable to the amount the Company reasonably believes is collectible. When appropriate, the Company also records reserves for bad debts for all other customers based on a variety of factors including the length of time the receivable is past due, the financial health of the customer, macroeconomic considerations, and historical experience. If circumstances related to specific customers change, the Company adjusts its estimates of the recoverability of receivables as needed. Included in selling, general and administrative expenses in the years ended December 31, 2015 and 2014 were provisions for doubtful accounts of $307 and $60, respectively; no provision was recorded in 2013. As of December 31, 2015 and 2014, the allowance for doubtful accounts that reduced the carrying amount of accounts receivable in the consolidated balance sheets was $298 and $60, respectively.

(f) Property and Equipment and Lease Transactions

Property and equipment is stated at cost, net of accumulated depreciation. The Company capitalizes costs incurred in bringing network and equipment to an operational state, including all activities directly associated with the acquisition, construction, and installation of the related assets it owns. The Company also enters into leasing arrangements providing for the long-term use of constructed fiber that is then integrated into the Company’s network infrastructure. For each lease that qualifies as a capital lease, the present value of the lease payments, which may include both periodic lease payments over the term of the lease as well as upfront payments to the lessor, is capitalized at the inception of the lease and included in property and equipment. Depreciation of property and equipment, which includes amortization of capital lease assets and leasehold improvements, is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. The useful lives of the Company’s assets are as follows:

•	Backhaul network assets are depreciated over an estimated useful life of 7 to 20 years.

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

•	Equipment, computers, and furniture used in the Company’s operations are depreciated over an estimated useful life of 3 to 7 years.
•	Computer software is depreciated over an estimated useful life of 3 to 5 years.
•	Leasehold improvements are amortized over the shorter of the original lease term, if applicable, or their estimated useful lives, which is 7 years.
•	Property under capital leases are amortized over the shorter of the original lease term, if applicable, or their estimated useful lives, which is 20 years.

Additions, renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized. The carrying value of property and equipment will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset group is less than the carrying amount of the asset group, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset. Construction in process may be impaired when projects are abandoned or terminated. The Company reviewed the carrying values of its property and equipment and did not identify any events or circumstances indicating that the carrying amounts of the assets were not recoverable.

The Company capitalizes a portion of the interest costs it incurs for assets that require a period of time to get them ready for their intended use. The amount of interest that is capitalized is based on the average accumulated expenditures made during the period involved in bringing the assets comprising a network to an operational state at the Company’s weighted average interest rate during the respective accounting period.

The expenses associated with operating leases are recognized in rent expense, which, depending on the leased property, may be included in either cost of services or selling, general, and administrative expenses. Rent increases that are scheduled in the Company’s operating leases, as well as upfront payments made thereunder, are recognized in rent expense on a straight-line basis over the applicable lease term, including any anticipated renewals. As of the date in which property being leased by the Company under an operating lease ceases to be utilized, the Company recognizes a loss and corresponding liability for the discontinued use of the leased property at its fair value, based on the present value of the remaining lease rental payments related to the unused leased property reduced by estimated sublease rental payments that the Company expects it could reasonably obtain. The liability accretes as a result of the passage of time and related accretion expense is recognized over the remaining term of the lease in the consolidated statement of operations.

(g) Intangible Assets

Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company reviewed the carrying values of its intangible assets and did not identify any events or circumstances indicating that the carrying amounts of the assets were not recoverable.

(h) Deferred Financing Costs and Debt Discounts

Costs incurred to issue debt pursuant to the CORP Agreement, as described in note 6, are capitalized and presented in deferred financing costs net of accumulated amortization in the consolidated balance sheet. The receipt of proceeds from any debt issuance that is less than the debt’s face amount results in the recognition of a debt discount. The related debt is presented net of unamortized discount in the consolidated balance sheet. Deferred financing costs and debt discounts are amortized over the term of the underlying obligations and this amortization is included in interest expense.

(i) Asset Retirement Obligations

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

The Company records obligations to perform asset retirement activities, primarily including requirements to remove equipment from leased space or customer sites as required under the terms of the related lease and customer agreements. The fair value of the liability for asset retirement obligations, which represents the net present value of the estimated expected future cash outlay, is recognized in the period in which it is incurred and the fair value of the liability can reasonably be estimated. The liability accretes as a result of the passage of time and related accretion expense is recognized in the consolidated statement of operations. The associated asset retirement costs are capitalized as an additional carrying amount of the related long-lived asset and depreciated over the asset’s useful life. As of December 31, 2015 and 2014, the Company’s asset retirement obligation was $591 and $152, respectively, and was included in other long-term liabilities in the consolidated balance sheet.

(j) Share-Based Compensation

For all share-based payment transactions, the Company recognizes the cost of awarded equity instruments based on each instrument’s fair value over the period during which the award’s recipient is required to provide service in exchange for the award. The terms of awards are evaluated to ascertain whether the arrangement shall result in classifying the award either to equity, based on the grant date fair value, or to a liability, based on the award’s fair value at each balance sheet date. The Company records expense to the appropriate classifications in the consolidated statement of operations based on the classification in which the related recipient’s payroll costs are recorded.

(k) Income Taxes

The Company is organized as a limited liability company (LLC) and is treated as a partnership for income tax reporting purposes. In accordance with applicable income tax regulations, taxable income or loss of the Company is required to be reported in the tax returns of the Company’s members in accordance with the limited liability company agreement among the members. The Company’s wholly owned subsidiaries are treated as disregarded entities for income tax purposes under the provisions of the Internal Revenue Code and applicable Treasury Regulations. Accordingly, no federal or state income tax provision is recognized in the consolidated statement of operations.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits and penalties in interest expense on the accompanying consolidated statements of operations. There were no material uncertain tax positions as of December 31, 2015 and 2014.

(l) Fair Value Measurements

Any measurement of the fair value of an asset or liability is based on the price that would be received to sell the asset or the price to transfer the liability in an orderly transaction between market participants as of the relevant measurement date. Generally, valuation techniques used to determine fair value are dependent upon assumptions that market participants would use in pricing the asset or liability, referred to as inputs to the valuation technique. Inputs generally range from market data from independent sources (i.e., observable inputs) to data based on assumptions about the assumptions market participants would use in pricing an asset or liability based on the best information available in the circumstances (i.e., unobservable inputs). Correspondingly, each input can be categorized as being one of the following three levels comprising the fair value hierarchy:

Level 1 – Quoted prices in active markets for identical instruments;

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

(m) Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will supersede and replace nearly all existing U.S. GAAP revenue recognition guidance, including industry-specific guidance. The guidance is effective for the Company for annual reporting periods beginning in 2018. The Company is evaluating ASU 2014-09 and has not yet determined what, if any, effect ASU 2014-09 will have on its results of operations or financial condition.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements–Going Concern. ASU 2014-15 requires management of all entities to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued, and to make certain disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 is effective for the Company for annual reporting periods beginning in 2016. The Company is currently evaluating the impact of the adoption of ASU 2014-15 on its financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest – Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 specifies that debt issuance costs related to a note shall be reported in the balance sheet as a direct reduction from the face amount of the note. ASU 2014-15 is effective for the Company for annual reporting periods beginning in 2016. The Company does not believe the adoption of ASU 2015-03 will have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which revises the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases. The new lease guidance also simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. The amendments in this ASU are effective for the Company beginning on January 1, 2020 and should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. The Company has not yet determined what the effects of adopting this ASU will be on its consolidated financial statements.

(3) Business Acquisition

On July 31, 2013, the Company acquired 100% of the outstanding common shares of Contact Network, Inc. d/b/a InLine for cash consideration of approximately $20.6 million (InLine Acquisition). InLine primarily provides broadband services in Mississippi and Alabama to businesses, government entities, educational institutions, and other telecommunication carriers over InLine’s constructed fiber-optic network, and to a lesser extent performs broadband construction services for customers under construction contracts. Upon consummation of the acquisition, Contact Network was converted into a limited liability company. Acquisition costs, consisting principally of legal fees, totaled $40 and were recorded in selling, general, and administrative expenses in the consolidated statement of operations for the year ended December 31, 2013.

The InLine Acquisition was accounted for as a business combination for which generally accepted accounting principles require the acquisition method of accounting be used in recognizing the transaction in the Company’s consolidated financial statements. Accordingly, the assets acquired and the liabilities assumed in the InLine Acquisition were recognized at their respective fair values as of the date control was obtained (Acquisition Date), which was July 31, 2013. The results of InLine’s operations have been included in the consolidated financial statements since the Acquisition Date.

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

Prior to the InLine Acquisition, the Company’s property and equipment included a capital lease asset associated with an arrangement that granted the Company an indefeasible right to use certain InLine fiber-optic strands in the Company’s network for a 20-year period. As a consequence of the InLine Acquisition, the Company effectively settled this lease arrangement, resulting in the Company’s recognition of ownership in the fiber-optic strands in the Company’s network assets, as disclosed in note 4, and relieving both the Company and InLine of their respective obligations under the arrangement. Accordingly, the effective settlement of the capital lease was recognized at the net carrying amount of the arrangement of $4,283, which approximated its fair value and thereby increased the Company’s network assets in property and equipment.

As of the Acquisition Date, the assets acquired and liabilities assumed in the InLine Acquisition were identified and measured at fair value, as presented in the following table:

Acquisition consideration:
Cash	$20,575
Recognized amounts of assets acquired and liabilities assumed:
Cash	$281
Accounts receivable	4,054
Prepaid expenses	36
Property and equipment	21,272
Intangible assets	561
Accounts payable and accrued liabilities	(1,541)
Uncompleted construction contracts liability	(313)
Deferred revenue	(3,775)
Net assets acquired	$20,575

As of the Acquisition Date, the fair value of InLine’s constructed network infrastructure was approximately 90% of the amount recognized for property and equipment and primarily included in-service underground and aerial fiber, fixed network equipment, and related structures and fixtures providing shelter and access. The fair value of property and equipment was measured primarily using a cost-based approach, which involves establishing a gross replacement or reproduction cost of the asset and then depreciating this value to reflect the loss in value from any cause in comparison with a new asset of like-kind, resulting from physical deterioration, functional obsolescence, and economic obsolescence.

The intangible assets identified in the InLine Acquisition consisted of acquired customer relationships and the InLine trade name, the fair values of which were $458 and $103, respectively. The acquired customer relationships generally involve long-term contractual revenue arrangements to provide broadband services over InLine’s network on a long-term basis, subject to renewals. The fair value of the customer relationship asset was measured using an income-based valuation methodology, which utilized inputs primarily consisting of projections of the components of future operating cash flows attributable to the InLine’s customers as adjusted for anticipated attrition. The fair value of the trade name asset was measured using the relief from royalty method, also an income-based valuation methodology. The inputs to the valuation techniques utilized in determining fair value of the intangible assets were from sources the Company’s management believes were the best available. The acquired customer relationships and trade name were determined to be finite-lived intangible assets with economic useful lives of 15 years and 3 years, respectively, the periods over which each asset is being amortized to expense on a straight-line basis.

As of the Acquisition Date, the fair value of the trade receivables approximated the gross contractual amounts of the receivables and the estimated amount not expected to be collected was not material. A significant majority of the recognized amount of trade receivables included billings made in July 2013 under revenue arrangements with educational and governmental agencies that covered billing periods matching the agencies’ fiscal year, which began on July 1, 2013 and ends on June 30, 2014. Accordingly, as of the Acquisition Date, the Company assumed the obligation to perform

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

under these arrangements for the remainder of this period and has recognized the associated liability as deferred revenue, which totaled approximately $3.2 million and is being amortized into income over each arrangement’s billing period.

As of the Acquisition Date, InLine was a party to an agreement consummated in 2012, which granted a customer an indefeasible right to use certain fiber-optic strands included within InLine’s network in exchange for an upfront payment to InLine. As the agreement imposed a continuing legal obligation, a liability of $550 was recognized in deferred revenue, the fair value of which was based upon management’s assessment of the cost of the network encumbered as a consequence of the agreement, as well as future costs to be incurred in connection with the Company’s continuing legal obligation under the agreement plus a reasonable profit margin. The deferred revenue is being amortized into income over the term of the agreement, which was approximately 18 years as of Acquisition Date.

Shortly before the Acquisition Date, InLine commenced construction activities pursuant to the requirements under certain construction contracts and made progress billings to the customer that, as a percentage of each contract’s total contract consideration, was higher than the actual progress measured as of the Acquisition Date. Accordingly, the recognized amount of the InLine uncompleted construction contracts was a liability, measured as the excess of the progress billings made over the costs incurred plus the expected profit thereon. In the periods after the Acquisition Date, measurements of the progress under these contracts have been made, resulting in adjustments to this liability and impacting income in such periods through the contracts’ completion dates, all of which occurred in 2015.

(4) Property and Equipment, Net

Property and equipment, net consisted of the following:

	December 31
	2015	2014
Network assets	$277,571	$236,010
Property under capital leases	71,552	66,523
Equipment, computers and furniture	7,288	6,703
Computer software	3,268	2,239
Leasehold improvements	871	871
Construction in progress	7,898	13,990
	368,448	326,336
Accumulated depreciation	(69,787)	(39,567)
Property and equipment, net	$298,661	$286,769

Depreciation expense was $26,586, $19,985 and $9,738 in 2015, 2014 and 2013, respectively. Included in depreciation, amortization and accretion expense in the consolidated statements of operations in 2015, 2014 and 2013 was amortization of capital lease assets of $3,844, $2,588 and $1,293, respectively. Included in accumulated depreciation as of December 31, 2015 and 2014 was accumulated amortization of capital lease assets of $7,918 and $4,067, respectively. During the years ended December 31, 2014 and 2013, the Company’s total interest cost incurred was $19,063 and $12,486, respectively, of which $718 and $1,369, respectively, was capitalized in property and equipment. In 2015, no interest cost was capitalized.

During 2015 and 2014, the Company reclassified the carrying amounts of certain equipment, previously included in property and equipment, net, as assets held for sale. Evaluation of the equipment’s utility resulted in an assessment of the equipment’s lack of usefulness in the Company’s network infrastructure, both in its current state and relative to any anticipated future network designs. The Company has marketed and sold some of this equipment and plans to continue to market the equipment for sale to other network providers or to brokers who deal in sales of such equipment. The aggregate carrying amount of the equipment was written down to its fair value, resulting in the recognition of an impairment charges of $573 and $386 in the consolidated statements of operations in 2015 and 2014, respectively; no

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

impairment charges were incurred during 2013. As of December 31, 2015 and 2014, the carrying amounts of assets held for sale, which is included in other long-term assets in the consolidated balance sheets, were $117 and $128, respectively.

The determination of the fair value of the equipment was based on inputs that were classified in relation to the fair value hierarchy as Level 3 inputs (i.e., unobservable inputs), which included historical data of prices received by sellers of the same equipment models, or equipment similar in nature to the equipment held for sale, by reference to transactions occurring in markets that involved equipment sales to market participants similar to those in which the Company intends to solicit. Costs to sell the equipment are not expected to be material and were not included in the determination of the impairment charge.

(5) Intangible Assets, Net

Intangible assets, net consisted of the following:

	December 31
	2015	2014
Finite-lived assets:
Customer relationships	$2,547	$2,547
Trade name	103	103
Licenses	597	582
Gross carry amount	3,247	3,232
Accumulated amortization	(1,533)	(1,201)
Intangible assets, net	$1,714	$2,031

Amortization expense was $332, $327 and $264 for the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015, the intangible asset amortization expense to be recognized for each of the succeeding five years was as follows:

Year ending December 31:
2016	$319
2017	299
2018	299
2019	299
2020	125
Thereafter	373
Total	$1,714

(6) Debt

	December 31
	2015	2014
Parent Loan Agreement:
Loan payable	$205,418	$139,516
Less unamortized debt discount	(1,169)	(1,616)
Long-term, carrying amount	$204,249	$137,900

(a) Holdings Financing Transactions

Prior to August 12, 2014, Holdings, along with AP WIP International Holdings, LLC, AP WIP Holdings, LLC and AP Tower Holdings, LLC, each of which also are controlled by Associated, was a party to a $250,000 loan and

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

security agreement (2012 Loan Agreement) with an administrative agent, certain banks and other financial institutions. On August 12, 2014, all principal, interest, and other amounts due under the 2012 Loan Agreement were repaid as part of a refinancing transaction (Refinancing Transaction) that terminated the 2012 Loan Agreement and established a $350,000 loan and security agreement (CORP Agreement). The parties, all of which are related parties, include Holdings, AP Tower Holdings, LLC and AP WIP International Holdings, LLC (individually, a Borrower) along with certain banks and other financial institutions (collectively, the Lenders). Separately, AP WIP Holdings, LLC entered into a $115,000 Loan Agreement (DWIP Agreement).

Upon execution of the CORP Agreement, an initial installment was funded totaling $225,000, net of a discount of $2,625, and was utilized primarily to repay the Borrowers’ aggregate principal amount due under the 2012 Loan Agreement of $189,613. The remaining principal owed by AP WIP Holdings, LLC, totaling $60,387, was repaid separately, utilizing the funding under the DWIP Agreement. Holding’s portion of the principal repayment to settle its obligation under the 2012 Loan Agreement was $160,144.

As Holdings has no operations, all funding either disbursed under 2012 Loan Agreement or the CORP Agreement to Holdings was for the sole purpose of financing the Company’s operations. Accordingly, Holdings and the Company are parties to a loan agreement (Parent Loan Agreement), pursuant to which the Company may request and receive funding in the form of borrowings and which obligates the Company to make monthly interest payments to Holdings in an amount equal to all interest and fees due under the CORP Agreement. Additionally, the establishment of the Parent Loan Agreement required the Company to fund the payment of all financing costs associated with the 2012 Loan Agreement and the Refinancing Transaction that resulted in the origination of the CORP Agreement. Subject to the Company’s financing needs, Holdings may utilize funding under the CORP Agreement for the purpose of making loans to the affiliated companies controlled by Associated. Interest earned by Holdings on loans to affiliated companies reduces the Company’s loan payable to Holdings and related interest costs under the Parent Loan Agreement.

(b) CORP Agreement and Parent Loan Agreement

Under the terms of the CORP Agreement, Holdings and each of its affiliates named above are individual Borrowers and the lending syndicate includes an administrative agent and certain financial institutions (collectively, the Lenders). Associated Partners, L.P. (Guarantor) controls each Borrower and is a guarantor of the loan and its guarantee is secured by its indirect equity interests in the Borrowers. AP Service Company, LLC (Servicer), a wholly owned subsidiary of the Guarantor, is the Servicer under the CORP Agreement.

Funding under the CORP Agreement included the initial installment of $225,000 that was funded as part of the Refinancing Transaction on August 12, 2014 and two additional installments, each in amounts up to $62,500. On December 15, 2014, a portion of the second installment in the amount of $30,000 was funded and the remaining $32,500 was funded in February 2015. During June 2015, the final installment of $62,500 was disbursed. Borrowings under the CORP Agreement are funded into an escrow account controlled by a collateral agent, the proceeds of which are disbursed to a Borrower only after certain conditions in the CORP Agreement are met. Accordingly, Holdings can request and receive loan advances against the escrow account up to amounts of Holding’s borrowing base and subject to compliance with all covenants in the CORP Agreement. The Holding’s borrowing base is the product of a defined lending multiple applied to the Company’s eligible customer contracts or sites, as defined in the CORP Agreement. Under the Parent Loan Agreement, the Company can request and receive loan advances from Holdings, the amounts of which are determined based on the current operating needs of the Company. Any undisbursed funds from loan advances under the CORP Agreement remain under the control of Holdings and, subject to projections of the Company’s liquidity needs, may be loaned to affiliated companies controlled by Associated.

Under the CORP Agreement, interest is payable monthly on borrowings at a rate equal to the one-month London Interbank Offered Rate, commonly referred to as LIBOR, plus 6.25%, which as of December 31, 2015 was 6.58%. Fees ranging from 0.8% to 2.0% of the $350,000 loan amount are payable to the Lenders and Servicer of the loan,

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

as applicable. Each Borrower’s interest expense is based on their pro rata share of total incurred interest and fees due under the CORP Agreement and, previously, under the 2012 Agreement. Under the Parent Loan Agreement, all interest and fees incurred under the CORP Agreement and 2012 Agreement are payable by the Company and therefore, included in the Company’s interest expense under Parent Loan Agreement in the consolidated statements of operations, totaling $18,955, $14,022 and $9,685 for the years ended December 31, 2015, 2014 and 2013, respectively. Interest earned on loans made by Holding to affiliated companies controlled by Associated reduces the loan payable to Holdings under the Parent Loan Agreement and interest expense. Interest earned on loans to affiliated companies was $1,527, $768 and $338 for the years ended December 31, 2015, 2014 and 2013, respectively.

The loan under the CORP Agreement matures on August 10, 2018 (subject to a one year extension if the Borrowers so elect), at which time all outstanding principal balances shall be repaid. Principal balances under the CORP Agreement may be prepaid in whole on any date with a prepayment premium equal to 2.0% of the prepayment loan amount only if the loan is repaid prior to eighteen months of the closing date (August 12, 2014). Accordingly, all outstanding balances due under the Parent Loan Agreement shall be repaid to Holdings on August 10, 2018 or, in the event a loan prepayment under the CORP Agreement is scheduled to occur, paid on such date Holdings requires prepayment to be made.

Under the CORP Agreement, the Borrowers and the Guarantor are subject to restrictive covenants relating to, among others, future indebtedness, capital lease obligations and transfer of control of the Borrowers by Guarantor, and the Borrowers must also meet financial covenants and ratios relating to interest coverage, loan advances to gross property, plant, and equipment, minimum contributed equity, net debt to qualifying equity (in each case, includes certain financial results of AP WIP Holdings, LLC, as defined in the CORP Agreement). Beginning with the three months ended June 30, 2015, the Borrowers combined with AP WIP Holdings, LLC must achieve certain aggregate minimum EBITDA levels as defined in the CORP Agreement. The Borrowers can cure up to two covenant breaches associated with failures to maintain the required minimum EBITDA levels by making a prepayment equal to the shortfall, funded by cash equity contributions to the Borrowers. Accordingly, any prepayment required under the CORP Agreement to be made by Holdings or the other Borrowers could have the impact of reducing the availability of future borrowings under the CORP Agreement and, therefore could reduce availability to the Company under the Parent Loan Agreement. The Company, as an obligor under the CORP Agreement, also must comply with certain restrictive covenants of the CORP Agreement, as applicable. The Company must maintain a ratio of recurring cost of service to recurring revenue not to exceed a defined threshold in the CORP Agreement. As of December 31, 2015, the Company was in compliance with all covenants associated with the CORP Agreement as such covenants were applicable to the Company.

The Borrowers are not jointly liable for loan amounts of other Borrowers. Each Borrower’s obligations under the CORP Agreement are secured only by such Borrower’s assets, such Borrower’s equity in its subsidiaries and the equity held in such Borrower and its parent entity. An event of a default for any Borrower does not constitute an event of default for other Borrowers and generally can be cured by the Guarantor pursuant to the terms of the CORP Agreement. However, an uncured event of default by the Guarantor, including the failure of the Guarantor to perform on its guarantee in the case of a failure of any Borrower to comply with its CORP Agreement obligations, will be an event of default for all Borrowers, whereupon the loans for all Borrowers will be immediately due and payable.

(c) Financing Fees and Costs

Under the Parent Loan Agreement, the Company was required to fund the payment of all financing costs associated with the 2012 Loan Agreement and the Refinancing Transaction that resulted in the origination of the CORP Agreement. The Refinancing Transaction involved settlements of obligations to all lending parties under and extinguishment of the 2012 Loan Agreement, though certain lending parties thereunder entered into the CORP Agreement, effectively exchanging debt instruments. With respect to the lenders exchanging debt instruments, it

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

was determined that the terms of the CORP Agreement were not substantially different than those contained in the 2012 Loan Agreement. Accordingly, the exchange of debt associated with each of these lenders was accounted for as a modification and, therefore, Holding’s portion of the fees paid to these lenders by the Company in connection with the CORP Agreement, totaling $2,326, were recorded in deferred financing fees and third party costs of $481 attributable to the exchanged debt amounts were included in interest expense in the consolidated statement of operations in 2014.

The establishment of the CORP Agreement also involved the addition of lenders that were not creditors under the 2012 Loan Agreement. The aggregate costs and fees incurred to establish the CORP Agreement that were not attributable to aforementioned exchange of debt instruments were recorded in deferred financing fees and totaled $371. Costs and fees were allocated to each Borrower based upon each Borrower’s pro rata share of their future anticipated borrowings.

As certain lenders under the 2012 Loan Agreement did not become parties under the CORP Agreement, their respective unamortized deferred financing fee amounts of $942, as of the Refinancing Transaction date, were written off and were included in the loss on debt extinguishment in the Company’s consolidated statement of operations in 2014. Additionally, prepayment fees paid to these lenders in connection with the Refinancing Transaction, totaling $1,054, were also recognized in the loss on debt extinguishment.

Amortization of deferred financing costs, included in interest expense in the consolidated statements of operations, were $1,072, $1,844 and $2,100, in the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015 and 2014, accumulated amortization of deferred financing costs of the Company was $3,907 and $2,835, respectively.

(d) Discount on Debt Issuance

The initial installment under the CORP Agreement was disbursed net of an issuance discount of $2,625, the portion of which allocated to Holdings was $1,789. Accordingly, the initial disbursement of funding under the Parent Loan Agreement was made net of this discount. Amortization of the debt discount, included in interest expense in the consolidated statements of operations, was $448 and $173 for the years ended December 31, 2015 and 2014, respectively.

(7) Leases

The Company leases various components of its backhaul network, primarily comprising tower space for microwave equipment, certain fiber optic lines and office space under noncancelable operating lease agreements that expire through 2025 and contain renewal options. Rent expense under operating leases was $10,521, $9,169 and $4,446 in 2015, 2014 and 2013, respectively. Rent expense included in cost of services in the accompanying consolidated statements of operations was $10,001, $8,657 and $4,196 in 2015, 2014 and 2013, respectively, with the remainder included in selling, general, and administrative expenses. As of December 31, 2015 and 2014, $3,094 and $2,299, respectively, was included in other long-term liabilities as deferred rent associated with operating leases that contained future rent escalation provisions. As of December 31, 2015 and 2014, prepaid rent totaling $663 and $677, respectively, were included in other assets and represented the unamortized portion of upfront payments made under operating lease agreements.

As a consequence of network design changes made during the course of construction of the Company’s backhaul network, usage of tower space provided under certain operating leases ceased during 2015 and 2014, resulting in the Company’s exit from the leased spaces. Accordingly, the Company recognized lease exit losses of $378 and $627 in 2015 and 2014 for the fair value of the obligation associated with the remaining rental payments due under these leases. The Company is not permitted to sublease tower space under these arrangements, precluding the use of sublease rents to offset the Company’s remaining lease commitments in the determination of this obligation. The Company, however, has negotiated settlements of its obligations under certain of the operating leases in which space had been exited, resulting in gains upon

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

lease settlements in 2015, totaling $492. The activity associated with the lease loss liability, presented in other long-term liabilities, was as follows for the years ended December 31, 2015 and 2014:

Lease Loss Liability
Balance, as of January 1, 2014	$-
Loss recognized for discontinued use of leased property	627
Accretion – due to passage of time	45
Rental payments	(120)
Other	13
Balance, as of December 31, 2014	565
Loss recognized for discontinued use of leased property	378
Gains on settlements of lease obligations	(492)
Accretion – due to passage of time	66
Rental payments	(201)
Other	46
Balance, as of December 31, 2015	$362

As of December 31, 2015, the approximate future annual minimum lease payments for all noncancelable operating leases were as follows:

Year ending December 31:
2016	$8,792
2017	7,995
2018	6,250
2019	3,892
2020	2,092
Thereafter	1,382
Total	$30,403

As of December 31, 2015, the Company’s capital lease obligations primarily consisted of liabilities associated with agreements that provided for the right to use certain fiber optic lines under noncancelable agreements, the initial terms of which expire through 2035. Capital lease obligations recognized in the consolidated balance sheet are stated at the present value of the minimum lease payments. As of December 31, 2015, approximate future annual minimum lease payments required under noncancelable capital lease agreements and the present value of these payments were as follows:

Year ending December 31:
2016	$6,134
2017	5,040
2018	5,069
2019	5,089
2020	5,089
Thereafter	57,096
Total minimum lease payments	83,517
Less amount representing interest	(42,621)
Present value of minimum lease payments	$40,896

(8) Capital Structure

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

The Company is authorized to issue six classes of equity units, representing the membership interests in the Company, including preferred units that are redeemable at the option of the holder (note 9). During 2014 and 2013, Holdings contributed capital to the Company, totaling $23,420 and $40,040, respectively, in exchange for preferred units and Class C common units, thereby establishing a 90.1% controlling interest in the Company. The value attributable to the Class C common units was insignificant.

All outstanding preferred units and Class C common units are held by Holdings. Class B common units are held by current and former members of the Company’s management and are available for issuance pursuant to the Company’s Equity Incentive Plan (note 10). For any matter in which a vote or consent of the Company’s members is required, the vote or consent of (i) the members holding a majority of the then outstanding preferred units (voting together as a single class) and (ii) the members holding a majority of the then outstanding common units (voting together as a single class) shall be sufficient and necessary to approve such matter. Generally, a member, manager or officer of the Company shall not be liable, responsible or accountable for damages or otherwise, with respect to matters or actions relating to the Company or any of its subsidiaries.

(9) Redeemable Preferred Units

Each preferred unit is redeemable at the option of the holder, has a one-time liquidation preference and includes a preferred return at an annual rate of 7% that accumulates on the unit’s face amount. As of December 31, 2015 and 2014, the cumulative return on all preferred units was $34,832 and $24,324, respectively. During 2015, a distribution of $32,000 of the cumulative return was paid to Holdings. As of December 31, 2015 and 2014, the liquidation preference and redemption values of the preferred units, in the aggregate, were $160,892 and $182,384, respectively. In 2013, capital contributions were made net of equity transaction costs of $2,619. Accordingly, the carrying amount of preferred units in the consolidated balance sheets is presented at the aggregate amount of such units’ redemption value, net of the transaction costs.

(10) Share-based Compensation

In May 2010, the Company adopted the Equity Incentive Plan (the Plan) for the benefit of certain eligible employees. At the recommendation of the Company’s management and subject to the approval of the Company’s board of managers, the Plan generally provides that the Company may issue equity units and options to purchase equity units to the Plan participants, up to a maximum of 13,816,000 Class B common units. Options expire after ten years and vest annually on the anniversary of the grant date, generally over a four-year period. Post-exercise, equity units held by a participant are subject to repurchase by the Company at a price equal to the equity unit’s then fair market value.

The activity for the Company’s option awards was as follows for the year ended December 31, 2015:

	Number of Options	Weighted-average exercise price
Outstanding options, as of Janaury 1, 2015	10,989,014	$0.51
Options granted	370,000	0.20
Options exercised	-	-
Options forfeited	(387,000)	0.44
Options canceled	(190,000)	0.40
Outstanding options, as of December 31, 2015	10,782,014	$0.30
Exercisable options, as of December 31, 2015	3,659,007	$0.33

All option grants made prior to 2013 were classified as liability awards through June 27, 2013, for which measurements of the fair value of each award had been made as of each balance sheet date and the related expense was recognized in the Company’s consolidated statements of operations. Effective June 27, 2013, all grants classified as liability awards, which

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

were held by 20 participants, were amended to provide for a sufficient period of time post-exercise of an option for the Plan participant to be subject to the risks and rewards of equity ownership, prior to any repurchase of the Participant’s equity units by the Company. The award’s modification resulted in the reclassification of the carrying amount of the share-based payment liability as of the modification date, totaling $239, to members’ equity in the consolidated balance sheet. During 2015, the exercise price of 6.6 million options, all of which were held by one participant, was modified from $0.54 per option to $0.20 per option and resulted in incremental share-based compensation cost of $356, of which $138 was recognized in 2015.

The share-based compensation expense recognized for all awards was $794, $515 and $289 for 2015, 2014 and 2013, respectively. The amount included in selling, general, and administrative expenses in the accompanying consolidated statements of operations was $758, $494 and $259 for 2015, 2014 and 2013, respectively, with the remainder included within cost of services. As of December 31, 2015, unrecognized share-based compensation expense was $1,346, which is expected to be recognized over a weighted average period of approximately 1.9 years, and the weighted average remaining contractual term of the outstanding and exercisable option awards was approximately 7.9 years and 7.5 years, respectively.

In determining the fair value of each option award, the Company uses the Black-Scholes model, which involves the determination of assumptions that become inputs into the model. The primary inputs include the fair value of the underlying equity unit on the valuation date, expected volatility, expected term of the option, risk-free interest rate, and dividend yield. As the Company’s equity units underlying the options have no trading history since first issued in 2010, the Company lacks the necessary history to estimate expected volatility based on the historical volatility of its equity units. Accordingly, the Company’s expected volatility is based on the average volatilities of otherwise similar public entities. Despite lacking data regarding historical exercise behavior, the Company’s estimate of the expected term of an option projects the period of time that an option is expected to remain outstanding prior to its exercise, factoring in the vesting period, contractual life of the option and post-vesting employment termination behavior. The risk-free interest rate is the implied yield available as of an option’s grant date based on U.S. Treasury zero-coupon issues with a remaining term equal to the option’s expected term. As the Company is restricted from paying dividends to equity unit shareholders, the dividend yield is assumed to be zero.

The weighted average grant-date fair value of options granted during 2015 and 2014 was $0.07 and $0.23 per option, respectively. The following table presents the significant assumptions, determined on a weighted-average basis, used in calculating the fair value of the Company’s option awards during 2015, 2014 and 2013:

	2015	2014	2013
Risk-free interest rate	1.9%	2.1%	1.5%
Expected volatility	32%	42%	45%
Expected term	6.25 years	6.25 years	6.25 years

(11) Related-Party Transactions

The Company leases office space on a month-to-month basis and purchases information technology and administrative services from an affiliate of Associated. The Company’s expense for such services was included in selling, general, and administrative expenses in the consolidated statements of operations and was $170, $181 and $218 in 2015, 2014 and 2013, respectively.

As of December 31, 2014, the Company owed amounts totaling $63 to the Servicer for financing fees apportioned to the Company by the Servicer under the CORP Agreement described in note 6. During 2013, charges for legal fees associated with the 2012 Loan Agreement, totaling $10, were apportioned to the Company by the Servicer and were paid in full during 2014. The payable amounts as of December 31, 2014 were recognized in the consolidated balance sheets as accounts payable, related parties.

(12) Fair Value of Financial Instruments

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2015 and 2014 - Continued

As of December 31, 2015 and 2014, the carrying amounts of cash, accounts receivable, note receivable, accounts payable, and accrued liabilities approximate fair value due to the short-term nature of these instruments. As of December 31, 2015 and 2014, the carrying amounts of the Company’s loan payable to Parent and capital lease obligations approximated its fair value, as the obligations bear interest at rates currently available for debt with similar maturities and collateral requirements.

(13) Commitments and Contingencies

During 2015, the Company entered into binding fiber lease agreements that had not commenced as of December 31, 2015 and require the Company to make upfront payments to the lessors on or around the lease commencement date. As of December 31, 2015, upfront payments that are expected to be paid to the lessors under these agreements during 2016 totaled approximately $548.

As of December 31, 2015, the Company had an outstanding letter of credit, primarily to collateralize a surety bond securing the Company’s performance under contracts with a vendor. The letter of credit arrangement’s contractual amount was $50 and required the Company to maintain an equivalent amount of cash collateral in an account at a financial institution, which was classified as other long-term assets in the consolidated balance sheet.

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

(14) Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 2, 2016, the date at which the consolidated financial statements were available to be issued.

On January 7, 2016, the Company and Holdings entered into a definitive merger agreement (the Agreement) with a wholly owned subsidiary of Communications Sales & Leasing, Inc. (CS&L) providing for the acquisition of all outstanding equity units of the Company for an aggregate purchase price of approximately $409 million, subject to adjustments to be determined upon the effective date of the merger. The aggregate consideration to be paid to Holdings and its unitholders will consist of cash consideration of $315 million and the issuances of 1 million shares of the common stock of CS&L and 87,500 shares of convertible preferred stock of CS&L. As a condition of the Agreement, all obligations of the Company under the Parent Loan Agreement and Holding’s obligations under the CORP Agreement (note 6) must be satisfied as of the effective date of the merger. The transaction is subject to customary closing conditions and is expected to close during the first half of 2016.